Exhibit 10.13

Sublease Agreement

This Sublease Agreement, dated as of May 17, 2007, between McCann Erickson USA, Inc., a Delaware corporation, having offices at 622 Third Avenue, New York, New York 10017 (“Sublandlord”) and Imperium Renewables, Inc., a Washington corporation, having offices at 1481 Third Avenue, Suite 300, Seattle, WA 98101 (“Subtenant”), is hereinafter referred to as the “Sublease”.

Witnesseth

Whereas, pursuant to a lease agreement, dated August 25, 2000, between The Manning Family LLC (the “Landlord”), as landlord, and Tenant, as tenant, as supplemented by a letter, dated August 21, 2000, from The Interpublic Group of Companies, Inc. to Landlord, and as amended by a letter agreement, dated September 13, 2000, between Tenant and Landlord (as so amended, the “Prime Lease”), Tenant leased certain premises (the “Demised Premises”), as more particularly described in the Prime Lease, in the building commonly known as the Star Machinery Building located at 1741 First Avenue South, Seattle, Washington (the “Building”), for a term to expire on July 31, 2011; and

Whereas, Subtenant desires to sublease from Sublandlord a portion of the Demised Premises (hereinafter referred to as the “Sublet Premises”) consisting of approximately 27,309 rentable square feet, comprised of the entire 2nd and 3rd floors, and set forth on the floor plans annexed hereto as Exhibit “A”.

Now, Therefore, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms

1.1 Unless otherwise provided for in this Sublease, all defined terms used herein shall have the respective meanings set forth in the Prime Lease.

2. Effective Date

2.1 Notwithstanding anything contained herein to the contrary, this Sublease shall have no force and effect unless, and until, (i) a fully executed original counterpart hereof has been delivered to Subtenant (or its attorney) and (ii) Sublandlord (or its attorney) shall have unconditionally received a fully executed original counterpart of Landlord’s written consent (as well as the written consent of any additional parties required by the terms of the Prime Lease) to the subletting of the Sublet Premises to Subtenant (hereinafter collectively referred to as “Landlord’s Consent”). Subtenant warrants and represents to Sublandlord that it shall submit to Landlord, in a timely and good faith manner, any information or documentation required by the terms of the Prime Lease in connection with a request to sublet the Demised Premises, and shall execute and deliver to Landlord any form of Landlord’s Consent prepared by Landlord in connection therewith. The delivery by Subtenant to Sublandlord of a partially executed counterpart hereof shall constitute Subtenant’s irrevocable offer to enter into this Sublease. Notwithstanding the foregoing, upon delivery to Subtenant (or its attorneys) of a fully executed original counterpart of this Sublease, neither party shall be permitted to rescind this Sublease prior to receipt of Landlord’s Consent, except in accordance with the terms of Section 2.2 hereof.

2.2 In the event that Sublandlord (or its attorney) has not received a fully executed original counterpart of Landlord’s Consent within thirty (30) days following the Submission Date (as hereinafter defined) that Landlord is required to notify Sublandlord that it has consented or denied consent to this Sublease, then, in such event, Sublandlord and Subtenant shall each have the right to rescind this Sublease by delivering to the other party written notice thereof, and, unless Sublandlord (or its attorney) shall have received a copy of Landlord’s Consent within five (5) business days after delivery of such notice, this Sublease shall be deemed have been rescinded upon the expiration of such five (5) business day period. Furthermore, in the event that Sublandlord (or its attorneys) shall receive a written notice from Landlord stating that Landlord shall not consent to the subletting of the Sublet Premises to Subtenant, Sublandlord may rescind this Sublease by delivering to Subtenant written notice of such rescission, which rescission shall be deemed effective upon delivery of such notice. In the event the Sublease is rescinded as hereinabove provided, neither party shall have any further obligations to the other party with respect to this Sublease, except that Sublandlord shall return to Subtenant the first installment of the Fixed Rent and the Security (as such terms are hereinafter defined), previously tendered to Sublandlord. Any notices permitted to be given by either party hereunder pursuant to this Section 2.2 shall be delivered subject to, and in accordance with, the terms of Section 16.1 hereof. For purposes of this Section 2.2, the time period within which the Landlord is required under the Prime Lease to notify Sublandlord that it has consented or denied its consent to this Sublease shall be deemed to have commenced (hereinafter referred to as the “Submission Date”) on the earliest date by which (i) a fully executed counterpart of the Sublease Agreement, (ii) an original counterpart of Landlord’s Consent executed by Sublandlord and Subtenant, and (iii) any additional information to be submitted to Landlord pursuant to the terms of the Prime Lease, has been delivered to Landlord.

3. Sublease Term

3.1 Sublandlord hereby sublets the Sublet Premises to Subtenant, and Subtenant sublets the same from Sublandlord, for a term which shall commence on the date which is the later of (i) the date a fully executed original counterpart of this Sublease has been delivered to Subtenant (or its attorney) or (ii) the date that Sublandlord (or its attorney) shall have unconditionally received a fully executed original counterpart of Landlord’s Consent (the later of such dates hereinafter referred to as the “Commencement Date”), and shall expire on July 30, 2011 (the “Expiration Date”), unless sooner terminated pursuant to the terms of the Prime Lease, this Sublease, or by operation of law. Upon the written request of either party hereto, the parties shall execute a letter confirming the Commencement Date; however, the failure of either party to execute such letter shall have no bearing thereon. Sublandlord and Subtenant shall cooperate to secure a Commencement Date no later than June 1, 2007, provided, however, the failure to meet that date shall not constitute a breach of this Sublease.

4. Rent

Subtenant covenants to pay to Sublandlord during the term of this Sublease:

4.1 Fixed annual rent (the “Fixed Rent”), in equal monthly installments, in advance, as follows:

Date	Per Annum Rate	Monthly Installment
Commencement Date – July 31, 2008	$655,416.00	$54,618.00
August 1, 2008 – July 31, 2009	$682,725.00	$56,893.75
August 1, 2009 – July 31, 2010	$710,034.00	$59,169.50
August 1, 2010 – July 30, 2011	$737,343.00	$61,445.25

Simultaneously with the delivery to Sublandlord of partially executed counterparts of this Sublease, Subtenant shall pay to Sublandlord the first installment of Fixed Rent to become due, in the amount of $54,618.00 (the “Advance Rent”) .

4.2 As Additional Rent, any amounts payable to Landlord under the Prime Lease for additional services furnished solely for the benefit of Subtenant and/or the Sublet Premises (including, without limitation, for excess electrical consumption and additional heating, ventilation and air conditioning furnished during non-business hours), in excess of the services to be furnished by Landlord without additional charge, pursuant to the terms of the Prime Lease.

4.3 As Additional Rent, an amount equal to: (i) Subtenant’s Proportionate Share (as herein defined), multiplied by, (ii) the amount of Sublandlord’s share of increases in Operating Expenses and Real Estate Taxes (as defined in the Prime Lease) above a 2007 base calendar year (“Base Year”), pursuant to the terms of the Prime Lease, which shall be paid, in advance, in equal monthly installments. Tenant shall gross up the Base Year to reflect what such expenses would be for a building ninety-five percent (95%) occupied. “Subtenant’s Proportionate Share” shall be a percentage equal to: (i) the Demised Premises divided by (ii) the number of rentable square feet of the Sublet Premises (which is subject to change during the term of this Sublease). At the commencement of each calendar year after the Base Year, Sublandlord shall provide Subtenant with an estimate of Subtenant’s Share of Expenses for the ensuing calendar year. As soon as practical following each Sublease year, Sublandlord shall prepare an accounting of actual Expenses incurred during the prior calendar year and such accounting shall reflect Subtenant’s share of Expenses. Sublandlord shall keep full and accurate books of account covering Expenses. Subtenant is required to pay any Expenses within thirty (30) days of the date billed by Tenant. Tenant, at Subtenant’s reasonable request, may provide Subtenant with copies of such documentation that supports the Operating Expenses and Taxes sought by Tenant.

4.4 Notwithstanding anything herein to the contrary, Sublandlord shall pass through to Subtenant as Additional Rent any charges imposed by Landlord upon Sublandlord in connection with the Sublet Premises.

4.5 Subtenant shall be entitled to such services as are customarily provided in an office building of this nature, during normal business hours of 8:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Normal Business Hours”), including, without limitation, electricity, air conditioning, heating, mechanical, ventilation, water for restroom facilities, elevator operation and maintenance, including janitorial services five (5) nights per week. Any additional services in excess of those furnished solely for the benefit of Subtenant and/or the Sublet Premises (including, without limitation, excess electrical consumption and additional heating, ventilation and air conditioning furnished after Normal Business Hours) shall be paid for by Subtenant as Additional Rent. Janitorial service shall be provided in the same manner as provided to other subtenants of the Building.

5. Rental Payments

5.1 The Fixed Rent, Advance Rent, and any additional amounts, costs, charges and sums payable by Subtenant hereunder (hereinafter “Additional Rent”, which, together with the Fixed Rent, is hereinafter collectively referred to as “Rent”), shall be paid in legal tender of the United States of America, and received by Sublandlord (x) on, or before, the first day of each month during the term hereof, with respect to monthly installments of Fixed Rent and Additional Rent due pursuant to Sections 4.1 and 4.3 hereof, and (y) within ten (10) days after Subtenant’s receipt of an invoice therefore, with respect to payments that may be due from time to time, including, without limitation, pursuant to Sections 4.2 and 4.4 hereof, at Sublandlord’s address set forth in Section 16.1 hereof. Subtenant shall promptly pay the Rent as, and when, the same shall become due and payable, without any set-off, offset, or deduction, of any kind whatsoever. Subtenant’s covenant to pay the Rent shall be independent of every other covenant contained in this Sublease. In the event any amounts of Additional Rent shall not be paid to Sublandlord as, and when, due, Sublandlord may exercise against Subtenant any, and all, remedies available to Sublandlord upon a default by Subtenant in the payment of any Fixed Rent.

5.2 In the event any Rent is not paid when due, Subtenant shall pay to Sublandlord accrued interest on such outstanding amount and a late charge, which interest and late charge shall be paid to Sublandlord as additional rent on the first day of the next succeeding month, at the rates provided for in Section 4.2 of the Prime Lease (but in no event in excess of the maximum rate permitted at law). Interest shall continue to accrue from the date such payment was due until paid in full. Sublandlord’s failure to prepare and deliver any statements or bills required to be delivered to Subtenant during the term of this Sublease, or Sublandlord’s failure to make any demands under any other provisions of this Sublease, shall not in any way be deemed to be a waiver, forfeit, or surrender, of Sublandlord’s rights to collect any Rent which may have become due. No payment by Subtenant, or receipt or acceptance by Sublandlord, of a lesser amount than the Rent then due shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy permitted under this Sublease, in equity, or at law. If the Commencement Date shall not be the first day of a month and/or the term of the Sublease shall not expire on the last day of a month, the Rent due for such partial month shall be prorated based on the number of days during such partial month or months the Sublease was in effect, and, with respect to the Advance Rent previously tendered to Sublandlord, such monies shall be credited to the applicable amount due for such partial month, and any remaining balance shall be credited to the Fixed Rent to become due for the next succeeding month. Subtenant’s obligation for the payment of all Rent shall survive the Expiration Date or earlier termination of this Sublease.

6. Possession

6.1 On the Commencement Date, Sublandlord shall deliver the Sublet Premises to Subtenant, and Subtenant shall accept possession thereof in its then “as is” condition, and Sublandlord shall not be required to make any alterations, improvements, installations, or repairs, to prepare the Sublet Premises for Subtenant’s occupancy. Sublandlord makes no representations as to whether the Sublet Premises is, or will be, in compliance with any laws or codes, or as to the presence of any hazardous materials, in, on, or about, the Building or the Sublet Premises. Notwithstanding the foregoing, Subtenant shall not be liable or responsible for any and all cleanup costs, and any and all other charges, fees, penalties (civil and criminal) imposed by any governmental authority with respect to Tenant’s use, disposal, transportation, generation and/or sale of hazardous materials, in or about the Sublet Premises, Common Areas, or Building. Subtenant shall use and occupy the Sublet Premises for the use permitted under the Prime Lease, and for no other purpose. Subtenant shall use and occupy the Sublet Premises for the use permitted under the Prime Lease, and for no other purpose. Notwithstanding the foregoing, Subtenant shall have shared use of the loading area (as shown on Exhibit B). Subtenant shall, at its sole cost and expense, and in a diligent and timely manner, perform all maintenance, repairs, improvements, and replacements, as necessary, so that the Sublet Premises (including its fixtures) shall be maintained in good working order and condition, and in compliance with all applicable laws, during the term of this Sublease (unless the Landlord is required to do so by the express terms of the Prime Lease), subject to, and in accordance with, the terms of Section 7.1 hereof. Notwithstanding the foregoing, Subtenant, at its sole cost, shall perform certain improvements to the Sublet Premises (“Subtenant’s Work”) as set forth on Exhibit “C”. Any Subtenant’s Work must be performed in accordance with the terms and conditions of Section 7 hereof and the Prime Lease.

6.1.1 Subject to Section 2 above, Tenant shall use reasonable efforts to provide Subtenant with early access to portions of the Sublet Premises prior to the Commencement Date to enable Tenant to install phone, data and other technology equipment necessary for Subtenant to conduct its business in the Sublet Premises, provided (x) Landlord approves pursuant to the Lease and (y) Subtenant shall indemnify and hold Tenant free from and against any claims arising from said early access and shall restore the Premises to its condition prior to said early access if Landlord’s consent is not forthcoming. A preliminary plan of Subtenant’s work under this Section 6.1.1 is included in Exhibit “C” and shall be governed in all respects by Section 7 hereof.

6.2 Notwithstanding anything contained in Section 6.1 hereof to the contrary, Sublandlord shall not be subject to any liability if Sublandlord shall be unable to deliver possession of the Sublet Premises to Subtenant on the Commencement Date as a result of any tenant or occupant holding over or retaining possession of the Sublet Premises, or for any other reason, nor shall the effectiveness of this Sublease be impaired, or the term of this Sublease extended, by reason thereof, but Subtenant’s obligation to pay any Fixed Rent shall be abated until the date that Sublandlord delivers to Subtenant possession of the Sublet Premises.

6.3 Upon the Expiration Date or earlier termination of the Sublease, Subtenant shall surrender the Sublet Premises and its fixtures to Sublandlord, in vacant and “broom-clean” condition, free of any tenants or occupants with rights of possession, in good order and repair, and restored, at Subtenant’s sole cost and expense, to the same condition the Sublet Premises and its fixtures were delivered to Subtenant on the Commencement Date. Subtenant shall permit Sublandlord reasonable access to the Sublet Premises during the thirty (30) business day period prior to the Expiration Date or earlier termination of the Sublease, to enable Sublandlord to comply with any restoration obligations under the Prime Lease for which Subtenant is not responsible (“Restoration Obligations”), without any abatement or setoff of any Rent, and without Subtenant having any claims for constructive eviction. In the event that Sublandlord shall determine that the Restoration Obligations may not be met without material disruption to Subtenant’s quiet use and enjoyment of the Sublet Premises, Sublandlord shall notify Subtenant as promptly as possible after such determination is made and shall cooperate with Subtenant to either relocate Subtenant within the Sublet Premises to facilitate the completion of the Restoration Obligations or accelerate Subtenant’s surrender of possession of the Sublet Premises to a date reasonably acceptable to both Sublandlord and Subtenant to enable Sublandlord to fulfill the Restoration Obligations without interference to or from Subtenant. In the event that the Restoration Obligation does materially interfere with Subtenant’s quiet use and enjoyment of the Sublet Premises, Sublandlord shall extend to Subtenant an equitable adjustment to the Fixed Rent for the period in question. The terms of this Section 6.3 shall survive the Expiration Date or earlier termination of this Sublease.

6.4 Landlord and Sublandlord shall be permitted to access the Sublet Premises from time to time, after reasonable notice except in case of emergency, as, and when, Landlord is permitted to do so under the Prime Lease, including, without limitation, for purposes of confirming whether Subtenant’s use and occupancy is in compliance with the terms of the Sublease.

6.5 During the Term of the Sublease, Subtenant shall have use, without charge, of the furniture, fixtures, wall partitions and equipment as set forth on Exhibit D annexed hereto (collectively, the “Furniture”), which Furniture is currently located in the Sublet Premises. Subtenant acknowledges and agrees that it shall not permit the Furniture to be removed from the Sublet Premises during the term of this Sublease, and that it shall, at its sole cost and expense, (i) maintain the Furniture, and surrender the Furniture to Sublandlord, on the Expiration Date or upon the earlier termination of this Sublease, in good working order and condition (reasonable wear and tear excepted) and (ii) insure the Furniture for its full replacement value, with Sublandlord named as an additional loss payee on such policy. Subtenant acknowledges that Sublandlord does not make any representations or warranties, of any nature whatsoever, with respect to the Furniture, including, without limitation, any warranty of fitness. Notwithstanding anything contained herein to the contrary, provided Subtenant is not in default of its obligations under this Sublease, upon Subtenant’s payment in full of all Rent and any other charges due hereunder, Sublandlord shall be deemed to have assigned to Subtenant, for no consideration, all of Sublandlord’s rights, title, interest and obligations in, and to, the Furniture, and Subtenant shall be deemed to have assumed Sublandlord’s rights, title, interest and obligations thereto. In such event, Subtenant shall be responsible, at its sole cost and expense, to remove the Furniture from the Sublet Space on, or before, the Expiration Date. In the event Sublandlord is assessed sales tax as a result of the transfer of title to the Furniture, such cost and expense shall be borne by Subtenant. The terms of this Section 6.4 shall survive the Expiration Date or earlier termination of this Sublease.

6.6 So long as Subtenant pays the Rent and performs all obligations under this Sublease, Sublandlord, or any successor in interest, shall not disturb Subtenant’s quiet use and enjoyment of the Subleased Premises.

7. Alterations

7.1 Subtenant shall not be permitted to perform any alterations, installations, improvements, additions, or other physical changes in, on, or about, the Sublet Premises (collectively, “Alterations”), without the prior written consent of the Landlord and Sublandlord. Any permitted Alterations shall be performed by Subtenant, at Subtenant’s sole cost and expense, in accordance with (i) the terms of any approved plans and specifications, approved by Landlord and Sublandlord, (ii) the terms of the Prime Lease (including, but not limited to, the obligation to maintain certain insurance requirements, and to name Landlord, Sublandlord, and any other parties required under the Prime Lease, as additional insureds thereunder), (iii) the Sublease, and (iv) applicable law.

7.2 Within ten (10) business days following the completion of any Alterations, Subtenant shall deliver to Sublandlord, at Subtenant’s sole cost and expense, (i) a complete set of “as built” plans for the Alterations, (ii) lien waivers from all contractors and materialmen having furnished services or materials for the Alterations, and (iii) copies of any requisite certifications evidencing that the Alterations were completed in accordance with the approved plans and specifications and in compliance with all applicable laws. Subtenant shall reimburse Landlord and Sublandlord, upon receipt of a written demand, for reimbursement of any costs and expenses incurred by such parties in connection with their respective review of Subtenant’s plans and specifications (including, without limitation, for payment of any architect, engineer and attorneys, architects, and engineers’ fees), and regardless of whether consent to any such plans and specifications is ultimately granted. Subtenant shall be responsible to maintain and repair any such Alterations, at its sole cost and expense, throughout the term of the Sublease.

7.3 On, or before, the Expiration Date or earlier termination of the Sublease, Subtenant shall restore the Sublet Premises, including but not limited Subtenant’s Work , at its sole cost and expense, to the condition the Sublet Premises is to be surrendered to Sublandlord pursuant to Section 6.3 hereof, unless Sublandlord shall deliver to Subtenant a written notice expressly waiving such restoration obligations. The terms of this Section 7.3 shall survive the Expiration Date or earlier termination of this Sublease.

7.4 Subtenant hereby acknowledges and agrees that Sublandlord’s consent to any Alterations shall in no way be construed as a representation by Sublandlord that the Alterations satisfy existing law or engineering and/or architectural requirements. Subtenant shall not be permitted to make any alterations or additions to the Building’s mechanical, electrical, heating, air conditioning, ventilation, or plumbing systems, and Subtenant covenants and agrees that at all times its use of electric current shall not exceed the existing capacity of the feeders, risers, and wiring installations, servicing the Sublet Premises and the Building.

8. Assignment and Subletting

8.1 Subtenant shall not assign, sell, or transfer, this Sublease, or Subtenant’s interest in the Sublet Premises, or sublet all, or any portion, of the Sublet Premises, or permit the occupancy thereof by any persons other than Subtenant’s employees, without Sublandlord’s and Landlord’s prior written consent thereto. In the event Subtenant desires to assign the Sublease or sublet all, or a portion, of the Sublet Premises, Subtenant shall deliver to Sublandlord a written notice (“Subtenant’s Notice”) setting forth the proposed assignee’s or sublessee’s name, the nature of its business, the proposed use for which it intends to occupy the Sublet Premises, and sufficient information to enable Sublandlord to ascertain the entity’s financial condition. In addition thereto, Subtenant shall furnish to Sublandlord any other information that Sublandlord shall reasonably request with respect to the proposed assignee or sublessee and the proposed transaction. Sublandlord’s requirements for consent to any proposed assignment or subletting may include, but shall not be limited to, Landlord’s criteria for consenting to a proposed assignment of the Prime Lease and subletting of the Demised Premises. Any purported assignment or subletting by Subtenant without the prior written consent of Landlord and Sublandlord shall be deemed null and void, and of no force or effect. For purposes hereof (i) the transfer of any ownership or voting interest in Subtenant by merger, consolidation, or otherwise, (ii) the sale of Subtenant’s assets except in the ordinary course of its business, or (iii) the sale of any stock (except on a publicly traded stock exchange), membership, or partnership interests in Subtenant, as the case may be, shall be deemed to be an assignment of Subtenant’s interest in the Sublease. Notwithstanding the foregoing, Subtenant may assign its interest in this Sublease or the Sublet Premises or sub-sublease all or any part of the Sublet Premises to a parent, majority owned subsidiary or other affiliate of Subtenant without Sublandlord’s prior written consent; provided, however that (i) Subtenant will give a Subtenant’s Notice at least sixty (60) days prior to any such assignment or sublease, (ii) Subtenant shall prove to the reasonable satisfaction of Sublandlord and Landlord that the assignee or sublessee of Subtenant shall have a minimum net worth equal to or greater than Subtenant at the time of the assignment or sublease, (iii) Subtenant shall upon request, execute a guarantee of such assignee or sub-sublessee’s performance under this Sublease, (iv) Subtenant shall have complied with the terms of the Lease and (v) Subtenant shall not be relieved of any liability hereunder notwithstanding any assignment or further sublet. Sublandlord acknowledges that Subtenant may request an estoppel certificate from Sublandlord in connection with financing unrelated to the Sublease, and Sublandlord shall cooperate with Subtenant in connection therewith.

8.2 In the event that Subtenant shall deliver a Subtenant’s Notice to Sublandlord, Sublandlord shall have the right to recapture (x) the entire Sublet Premises, in the case of a proposed assignment of the Sublease or sublet of the entire Sublet Premises or (y) the proposed space to be sublet, if less than the entire Sublet Premises (hereinafter the space subject to recapture is referred to as the “Recapture Space”), by delivering a written notice to Subtenant, within twenty (20) days after Sublandlord’s receipt of the Subtenant’s Notice and any additional information or documentation requested by Sublandlord with respect thereto, that Sublandlord intends to take back the Recapture Space (the “Recapture Notice”). If Sublandlord shall deliver a Recapture Notice to Subtenant in connection with a proposed assignment of the Sublease or a sublease of all of the Sublet Premises, Subtenant shall surrender the Recapture Space to Sublandlord on the contemplated effective date of the proposed assignment or subletting, as the case may be, (the “Recapture Date”), in the condition set forth in Section 6.3 hereof, and the

Sublease shall be deemed to have terminated as of the Recapture Date. However, if Sublandlord shall deliver a Recapture Notice to Subtenant in connection with a proposed subletting of a portion of the Sublet Premises, then, in such event:

8.2.1. Subtenant, at its sole cost and expense, shall demise the Recapture Space from the remainder of the Sublet Premises prior to the Recapture Date, in accordance with the terms of Section 7.1 hereof, and remove the demising wall prior to the expiration or earlier termination of the Sublease, in accordance with the terms of Section 7.2 hereof;

8.2.2. Subtenant shall surrender the Recapture Space to Sublandlord on the Recapture Date in the condition required by Section 6.3 hereof, at which time the Recapture Space shall cease to constitute a portion of the Sublet Premises; and

8.2.3. Effective as of the Recapture Date, the Fixed Rent payable thereafter by Subtenant for each year shall be equal to: (i) the Fixed Rent amounts set forth in Article 4 hereof, multiplied by (ii) the number of rentable square feet of the Sublet Premises immediately after such recapture, divided by (iii) the number of rentable square feet of the Sublet Premises immediately prior to such recapture.

8.3 Provided (i) Sublandlord has not exercised its right of recapture pursuant to Section 8.2 hereof, (ii) Subtenant is not in default under the Sublease, nor would be in default but for the giving of notice and/or passage of time, at the time of delivery of Subtenant’s Notice, (iii) in Sublandlord’s reasonable judgment, such assignment or subletting would not, directly or indirectly, burden Sublandlord with any additional obligations under the Prime Lease, or expose Sublandlord to any undue risks with respect to the Prime Lease, (iv) Subtenant has complied with all of the terms and conditions of the Prime Lease and this Sublease with respect to any proposed assignment or subletting, (v) the proposed assignment or subletting will not result in a forfeiture by Sublandlord of the Demised Premises, or entitle Landlord to terminate the Prime Lease or recapture any space other than the Sublet Premises (provided any recapture of the Sublet Premises will only be limited to the remaining term of this Sublease), and (vi) with respect to a proposed assignment of the Sublease, the assignee shall have a net worth on the date immediately following the effective date of the assignment at least equal to the greater of Subtenant’s net worth on (x) the date hereof or (y) the date immediately preceding the effective date of such assignment, then, in such event, Sublandlord shall not unreasonably withhold its consent to such assignment or subletting, which consent shall be deemed to be conditioned upon (a) Subtenant not being in default under the Sublease on the effective date of the proposed assignment or subletting, (b) Sublandlord’s receipt of Landlord’s written consent to the proposed assignment or subletting, and (c) Landlord’s written consent not imposing any additional obligations upon Sublandlord with respect to the Prime Lease. Subtenant hereby acknowledges that under the terms of the Prime Lease Landlord may have certain rights to recapture the Sublet Premises, or a portion thereof, in connection with a proposed assignment or subletting. The consent by Sublandlord and Landlord to a proposed assignment or subletting, in any particular instance, shall not in any way be construed to relieve Subtenant from its liability to continue to fully and timely perform all of the obligations of the subtenant under this Sublease, or the obligation to obtaining the prior written consent of Sublandlord and Landlord to any future assignment or subletting. Upon receipt of a written demand, Subtenant shall reimburse Landlord for any costs imposed by Landlord in connection with obtaining Landlord’s consent, and shall reimburse Sublandlord for any reasonable costs incurred by Sublandlord in connection with Sublandlord’s review of any request to assign this Sublease or sublet the Sublet Premises.

8.4 In the event that Sublandlord and Landlord shall consent to a proposed assignment or subletting, Subtenant shall pay to Sublandlord an amount (the “Excess Rent”) equal to: (i) the aggregate sum of any consideration, rental, or other amounts, payable to Subtenant in connection with such assignment or subletting (computed on a per rentable square foot basis), less (ii) the amount of the aggregate Rent payable by Subtenant under this Sublease (computed on a per rentable square foot basis). Any Excess Rent shall be paid to Sublandlord, as additional rent, within five (5) business days after Subtenant’s receipt of same.

8.5 If Subtenant has assigned the Sublease or sublet any portion of the Sublet Premises, and, thereafter, Subtenant shall be in default of its obligations under the Sublease, Sublandlord shall have the right, without notice to Subtenant, and without creating a landlord/tenant relationship between Sublandlord and the assignee or sublessee, to collect any amounts otherwise payable by the assignee or sublessee to Subtenant, and apply such collected amounts to the Rent due hereunder. Subtenant hereby acknowledges and agrees that the collection of any monies from any assignee or sublessee pursuant to this Section 8.5 shall not constitute a waiver or release of Subtenant from the further performance and observance of its obligations under the Sublease. The terms of this Section 8.5 shall be deemed to be incorporated by reference into any instrument evidencing a permitted assignment or subletting.

9. Subordination

9.1 This Sublease is expressly made subject and subordinate to the terms, conditions, covenants and provisions of the Prime Lease (including, without limitation, any Rules and Regulations promulgated by Landlord from time to time, in accordance with the terms of the Prime Lease), and to any, and all, mortgages and ground leases to which the Prime Lease may be, or become, subject and subordinate. The obligations of Sublandlord under the Prime Lease are incorporated herein by reference, and Subtenant hereby assumes the performance of all of Sublandlord’s obligations under the Prime Lease, and agrees to perform, and abide by, all of the terms, conditions, covenants and provisions thereof, insofar as same relate to the Sublet Premises and Subtenant’s use and occupancy thereof, except (i) for the payment of Sublandlord’s monetary obligations under the Prime Lease (except as provided in Article 4 hereof), (ii) for any obligations arising from Sublandlord’s default under the Prime Lease (unless attributable to a corresponding default by Subtenant under the Sublease) or Sublandlord’s gross negligence or willful misconduct, and (iii) to the extent inconsistent with, or otherwise expressly provided by, the terms of this Sublease. Subtenant shall be liable for payment of any amounts due Landlord in connection with the request for Landlord’s Consent. Notwithstanding anything contained in this Sublease to the contrary, the following provisions of the Prime Lease shall have no applicability with respect to this Sublease: Section(s) 1.2, 1.5, 1.7, 1.8, 3.2, 3.4, 3.6, Article(s) 4, 5, 24, Section(s) 32.3, 32.11, Exhibit B, Exhibit C, letter dated August 21, 2000 and letter agreement dated September 13, 2000.

9.2 Sublandlord agrees not to amend or terminate the Prime Lease (except as provided in the Prime Lease with respect to a condemnation and casualty) so as to adversely affect Subtenant’s use of the Sublet Premises, or to materially increase Subtenant’s obligations under the second sentence of Section 9.1 hereof, or to materially limit or reduce the services under the Prime Lease affecting the Sublet Premises.

9.3 Subtenant covenants that it shall not cause a default under the Prime Lease by reason of any act or failure to act on its part, and shall indemnify Sublandlord for, and hold it harmless from, and against, any and all losses, damages, penalties, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be sustained or incurred by Sublandlord by reason of Subtenant’s failure to keep, observe, or perform, any of the terms, provisions, covenants, conditions and obligations provided for in the Prime Lease, (to the extent same have been incorporated by reference into this Sublease), or arising from, or in connection with, Subtenant’s use and occupancy of the Sublet Premises. Subtenant’s indemnity hereunder shall survive the Expiration Date or earlier termination of the Sublease.

10. Services

10.1 Notwithstanding anything to the contrary contained in this Sublease or in the Prime Lease, Sublandlord shall not be required to (a) provide any of the services that Landlord is required to provide to the Building or the Sublet Premises, pursuant to the Prime Lease or at law (the “Services”), (b) make any of the repairs or restorations that Landlord or Sublandlord is required to make pursuant to the Prime Lease or at law, (c) comply with any laws or governmental requirements, or (d) perform any of Landlord’s obligations under the Prime Lease with respect to the Building, the Sublet Premises and/or the Services. Sublandlord shall have no obligation to install any lamps or bulbs in the Sublet Premises during the term of the Sublease. Sublandlord shall not be liable or responsible to Subtenant for any losses, damages, or expenses incurred by Subtenant if Landlord shall fail to comply with any of its obligations under the Prime Lease, or if either the quantity or character of any of the Services is changed or is no longer available or suitable for Subtenant’s requirements, unless caused by Sublandlord’s gross negligence or willful misconduct. In the event that Sublandlord shall receive an abatement of its rental obligations under the Prime Lease by reason of the interruption of any Services to be furnished to the Demised Premises, Subtenant shall be entitled to a corresponding abatement of the Rent due with respect to the Sublet Premises.

10.2 Sublandlord agrees to use reasonable efforts to require Landlord to furnish the Services; provided, however, that Sublandlord shall not be obligated to use such efforts, or take any action, which might give rise to a default under the Prime Lease, and, further provided, that Sublandlord shall not be required to incur any costs in connection therewith. If Landlord shall default in the performance of any of its obligations under the Prime Lease, Sublandlord shall, upon written request of Subtenant, and at Subtenant’s sole cost and expense, timely institute and diligently prosecute any action or proceeding which Sublandlord, in its reasonable judgment, deems meritorious, in order to compel Landlord to furnish the Services or to comply with any other obligation of Landlord under the Prime Lease or at law. At Sublandlord’s request, Subtenant shall advance the reasonable, estimated costs of in connection therewith.

10.3 Subtenant hereby agrees to indemnify and holds Sublandlord harmless from, and against, any, and all, claims arising from, or in connection with, any request made, or action or proceeding commenced, by Sublandlord, pursuant to Section 10.2 hereof. This indemnity and hold harmless agreement shall include an indemnity from, and against, any, and all, liability, fines, suits, demands, costs, and expenses, of any kind or nature, including, without limitation, reasonable attorneys’ fees and disbursements, arising from, or in connection with, any such request, action or proceeding. Subtenant shall not make a claim against Sublandlord for any damages arising from (a) the failure of the Landlord to keep, observe or perform any of its obligations pursuant to the Prime Lease (unless such failure is due to Sublandlord’s gross negligence or willful misconduct) or (b) the acts or omissions of Landlord, its agents, contractors, servants, employees, and invitees, and in no event shall Subtenant’s obligations under this Sublease be diminished by reason of any such failures, acts, or omissions. The provisions of this Section 10.3 shall survive the Expiration Date or earlier termination of the Sublease.

11. Insurance

11.1 During the term of the Sublease, Subtenant shall maintain in full force and effect (i) general liability insurance coverage, in an amount not less than the greater of (x) $5,000,000.00 per occurrence or (y) the amount required to be maintained by Sublandlord pursuant to the terms of the Prime Lease, (ii) “all risk” (full replacement value) hazard insurance coverage, in an amount not less than the greater of (x) $5,000,000.00 per occurrence or (y) the amount required to be maintained by Sublandlord pursuant to the terms of the Prime Lease, and (iii) any additional insurance coverage, and in such amounts, as Sublandlord is required to maintain under the Prime Lease.

11.2 On, or before, the Commencement Date, Subtenant shall furnish to Sublandlord Certificates of Insurance for such policies, naming Sublandlord, Landlord, and any parties required under the Prime Lease, as additional insureds and loss payees (as to Landlord’s and Sublandlord’s respective interests in any betterments and improvements in, and to, to the Sublet Premises), as applicable. Thereafter, Subtenant shall deliver to Sublandlord, at least thirty (30) days prior to the expiration of the term of such policies, replacement Certificates of Insurance evidencing such policies remain in effect. All such policies shall provide that they may not be cancelled on less than thirty (30) days prior written notice to Sublandlord. In the event Subtenant furnishes such coverages under blanket insurance policies, Subtenant shall deliver to Sublandlord original endorsements providing that the minimum coverage amounts required herein shall be available exclusively to satisfy Subtenant’s obligations hereunder with respect to the Sublet Premises. Subtenant agrees to hold Landlord and Sublandlord harmless against any claims for any damage to Subtenant’s property, and shall secure for the benefit of Landlord and Sublandlord a waiver of subrogation under its hazard insurance policy.

12. Casualty and Condemnation

12.1 Notwithstanding any provisions of this Sublease, or any provisions of the Prime Lease incorporated herein by reference, to the contrary, Subtenant may not terminate this Sublease as to all, or any part, of the Sublet Premises, or be entitled to abatement of any Rent by reason of a casualty or condemnation to the Sublet Premises, unless, respectively, Sublandlord is entitled to terminate the Prime Lease with respect to the Sublet Premises without terminating its leasehold rights to the remainder of the Demised Premises or receives an abatement with respect to its corresponding obligations under the Prime Lease. If Sublandlord shall be entitled to terminate the Prime Lease with respect to the Sublet Premises by reason of a casualty or condemnation, then, provided that Sublandlord may do so without having to terminate its leasehold interest in the remainder of the Demised Premises, Subtenant may terminate this Sublease by delivering to Sublandlord a written notice thereof at least five (5) business days prior to the date Sublandlord is required to give notice to Landlord under the terms of the Prime Lease of Sublandlord’s intent to terminate the Prime Lease with respect to the Sublet Premises. Time shall be of the essence for Subtenant to deliver any such notice to Sublandlord.

13. Default

13.1 (i) If Subtenant shall fail to comply with any of the terms, conditions, covenants or provisions of this Sublease (including the obligations under the Prime Lease incorporated herein by reference) or (ii) upon the occurrence of any event with respect to Subtenant, which, if such event occurred with respect to Sublandlord would constitute a default by Sublandlord under the terms of the Prime Lease (any such failure or occurrence is hereinafter referred to as an “Event of Default”), then unless Subtenant shall have cured such Event of Default (x) within five (5) days (if of a monetary nature) or (y) within ten (10) days (if of a non-monetary nature), after Subtenant’s receipt from Sublandlord of a written notice thereof, Subtenant shall be deemed to be in default under this Sublease and Sublandlord shall be entitled to exercise against Subtenant with respect to this Sublease all of the rights and remedies permitted Landlord under the Prime Lease in the event of a default by Sublandlord under the Prime Lease (after Sublandlord’s receipt of any notices to cure and the expiration of any applicable cure period, to the extent provided for under the Prime Lease) as though the same were expressly provided for herein as the rights and remedies available to Sublandlord, and to exercise any additional rights and remedies permitted to Sublandlord at law or in equity. No waiver of any default by either Sublandlord or Landlord shall be deemed a waiver of any of the terms, provisions, covenants, conditions, and rules or regulations in question, or a waiver of any subsequent or similar default. Notwithstanding the foregoing, if Landlord shall be permitted to terminate the Prime Lease and/or exercise any of its rights or remedies thereunder without delivering to Sublandlord a written notice thereof, Sublandlord shall not be required to deliver a notice of such default to Subtenant before terminating the Sublease and/or exercising any of its rights remedies hereunder with respect to an Event of Default.

13.2 In the event the Prime Lease is terminated by Landlord pursuant to the terms thereof with respect to all, or any portion, of the Sublet Premises, prior to the Expiration Date, for any reason whatsoever, including, without limitation, by reason of casualty or condemnation, this Sublease shall thereupon terminate with respect to any corresponding portion of the Sublet Premises. Sublandlord shall not be liable to Subtenant in the event of such termination unless the Prime Lease was terminated by reason of Sublandlord’s default (provided such default was not attributable, in whole or in part, to Subtenant’s default under the Sublease) or Sublandlord’s voluntary surrender of the Sublet Premises (other than a surrender of the Sublet Premises in the event of a casualty to, or condemnation of, the Sublet Premises or the Building). In the event of any such termination, Sublandlord shall return to Subtenant that portion of the Rent paid to Sublandlord in advance, if any, with respect to the Sublet Premises, prorated as of the date of such termination, except that Sublandlord shall be permitted to first apply any such prepaid Rent to satisfy any remaining obligations of Subtenant then due and owing.

14. Indemnity

Subtenant shall not do, or permit to be done, in, on, or about, the Sublet Premises, any act which may subject Sublandlord and/or Landlord to any liability or responsibility for injury, damages to persons or property, or to any liability by reason of any violation of any requirement of law, and shall exercise such control over the Sublet Premises as to fully protect Sublandlord against any such liability. Subtenant hereby indemnifies and holds Sublandlord, its officers, directors, licensees, employees, agents, contractors and Landlord (collectively, the “Indemnitees”) harmless, from and against (i) all claims of whatever nature against the Indemnitees arising from any act, omission or negligence of Subtenant, its contractors, licensees, agents, employees, or invitees, (ii) all claims against the Indemnitees arising from any accident, injury, or damage, whatsoever caused, to any person, or to the property of any person, and occurring during the term, in, on, or about, the Sublet Premises, and arising from any act, omission, or negligence, of Subtenant and/or its contractors, licensees, agents, employees, or invitees, and (iii) all claims against the Indemnitees arising from any accident, injury or damage occurring outside the Sublet Premises, but anywhere in, on, or about the Building, where such accident, injury, or damage, arises from an act, omission, or negligence, of Subtenant and/or its contractors, licensees, agents, employees, or invitees. This indemnity and hold harmless agreement includes an indemnity from, and against, any, and all, liability, fines, suits, demands, costs, and expenses, of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements), arising from, or in connection with, any such claim or proceeding brought thereon, and the defense thereof. The terms of this Section 14.1 shall survive the Expiration Date or earlier termination of the Sublease.

15. Time Limits

Except as otherwise expressly provided for in this Sublease, the time limits for Subtenant to give any notices, make any demands, perform any acts, conditions or covenants, or exercise any rights, remedies or options, shall be deemed to expire three (3) business days prior to the date by which Sublandlord is permitted to make any corresponding demands, perform any corresponding acts, conditions or covenants, or exercise any corresponding rights, remedies or options under the Prime Lease, without taking into account any grace periods thereunder. Subtenant shall promptly deliver to Sublandlord copies of all notices, requests, or demands, received from Landlord with respect to the Sublet Premises and/or the use and occupancy thereof.

16. Notices

All payments, and any notices or documentation, to be delivered hereunder, shall be deemed sufficiently made or given (w) on the third (3rd) business day after the postmarked date, if sent by registered or certified mail, return receipt requested, (x) on the next business day, if sent by overnight delivery by a nationally recognized courier service, (y) on the business date when delivered, if sent by hand delivery and acknowledged by a written receipt, or (z) on the business date any of the aforementioned methods of delivery was attempted, if delivery was refused (but in no event shall payments of any Rent be received by Sublandlord later than the dates set forth in Section 5.1 hereof), addressed as follows:

To Sublandlord:	Rent payments and other notices shall be sent to:

McCann Erickson USA, Inc.
1741 First Avenue, South
Seattle, WA 98134

with copies of all notices to:

The Interpublic Group of Companies, Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention: General Counsel

To Subtenant:	Prior to the Commencement Date:

Imperium Renewables,Inc.
1418 Third Avenue
Suite 300
Seattle, WA 98101
Attention: General Counsel

From, and after, the Commencement Date:

Imperium Renewables,Inc.
1741 First Avenue, South
Seattle, WA 98134
Attention: General Counsel

or to such other addresses either party may specify by written notice to the other party to be given in accordance with the terms hereof; provided, however, that any change of address shall not be deemed to be effective until the tenth (10th) business day following delivery of notice of such change of address.

17. Successor Sublandlord

The term “Sublandlord”, as used in the Sublease, shall mean only the entity that shall be the tenant under the Prime Lease from time to time, so that, for example, in the event of any assignment of the Prime Lease by Sublandlord, Sublandlord shall be freed and relieved of all of the terms, covenants, conditions, provisions, and agreements, of the tenant thereunder, and, consequently, the sublandlord hereunder, whether accrued or thereafter accruing, to the extent that the assignee has agreed, in writing, to perform the obligations of the tenant under the Prime Lease, and, consequently, the sublandlord under this Sublease. Neither the shareholders, partners, directors or officers of Sublandlord, or any of the foregoing (collectively, the “Parties”) shall be liable for the performance of Sublandlord’s obligations under the Sublease. Subtenant shall look solely to Sublandlord to enforce Sublandlord’s obligations hereunder, and shall not seek damages against any of the Parties. No property or assets of the Parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant’s rights under, or with respect to, the Sublease.

18. Broker

Sublandlord and Subtenant each warrant and represent to the other party that it has not dealt with any brokers concerning the subletting of the Sublet Premises other than Newmark Knight Frank and GVA Kidder Mathews (collectively “Sublandlord’s Broker”) and Windermere Commercial/Metro, Inc. (“Subtenant’s Broker”), and that no other brokers negotiated this Sublease or are entitled to payment of any commissions in connection therewith. Sublandlord and Subtenant each agree to indemnify and hold the other party harmless in connection with any suits, claims, fees and expenses (including, without limitation, for any reasonable attorney’s fees and disbursements) to be incurred by the indemnified party, arising from, related to, or in connection with, the indemnifying party’s representations under this Section 18. Sublandlord shall pay to Sublandlord’s Broker and Subtenant’s Broker a brokerage commission pursuant to the terms of a separate.

19. Security.

19.1 Simultaneously with the delivery to Sublandlord of an executed counterpart of the Sublease, Subtenant shall tender Security (as defined herein) in the amount of $273,090.00 (5 times monthly rent) in the form of either (i) a check payable to Sublandlord (the “Cash Security”) or (ii) an irrevocable letter of credit in favor of Sublandlord (or any other beneficiary as may be designated by Sublandlord during the term hereof, in which event Subtenant shall pay any transfer or other fees which may be imposed by the issuing bank), in a form reasonably acceptable to Sublandlord (the “LC”) (the Cash Security and LC shall hereinafter be referred collectively as the “Security”). The Security shall be tendered for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Sublease. Sublandlord shall not be required to deposit the Cash Security in a segregated or interest-bearing account, unless required by applicable law, but, in the event that Sublandlord shall maintain same in an interest-bearing account, Sublandlord shall be permitted to retain from the Cash Security, as an administrative fee, one percent (1%) of any interest accruing thereon, to the extent permitted at law. In the event of a default by Subtenant under the Sublease, Sublandlord may use, apply, or retain, the whole, or any part, of the Security, to the extent required for the payment of any Rent, or any sum which Sublandlord may expend, or may be required to expend, by reason of such event of default, including, but not limited to, any damages or deficiencies in the reletting of the Sublet Premises. In the event that any portion of the Security is used, applied, or retained, by Sublandlord, as permitted hereunder, Subtenant shall replenish such amount within five (5) business days after receipt of Sublandlord’s written demand therefor. Upon the expiration of the term of the Sublease, the Security shall be returned to Subtenant (less any amount applied as provided for hereunder), within thirty (30) days after (i) the Expiration Date or earlier termination of the Sublease or (ii) Subtenant’s surrender of the Sublet Premises to Sublandlord in the condition required hereunder, whichever is the later to occur.

19.2 Notwithstanding anything contained in Section 19.1 hereof to the contrary, provided (i) that Subtenant has not been in default under the Sublease at any time prior thereto and (ii) the full amount of the Security is then on deposit with Sublandlord, then, in such event, effective as of the first day of the twenty-five (25th) complete calendar month following the Commencement Date, upon Subtenant’s delivery to Sublandlord of a written notice requesting a reduction in the amount of the Security held by Sublandlord, either the (i) Cash Security shall be reduced to $163,854.00 (3 times monthly rent) and Sublandlord shall refund to Subtenant the remaining balance of the Cash Security then on deposit or (ii) the LC shall be replaced with an LC for $163,854.

20. Authority

Subtenant represents that it is duly authorized by the terms of its organizational documents to enter into this Sublease and to transact business in the jurisdiction wherein the Sublet Premises is located. Subtenant hereby submits to the personal jurisdiction of any federal or state courts sitting in the jurisdiction wherein the Sublet Premises is located. The individual executing this Sublease on behalf of Subtenant hereby represents that he or she is authorized by Subtenant to enter into this Sublease and to bind Subtenant to the terms hereof.

21. Holdover

21.1 Subtenant hereby acknowledges and agrees that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublet Premises to Sublandlord will be harmful to Sublandlord, and is impossible to accurately measure. Accordingly, if Subtenant fails to deliver possession of the Sublet Premises to Sublandlord as, and when, required hereunder, upon the expiration or earlier termination of the Sublease, in addition to any other rights or remedies Sublandlord may have hereunder, in equity, or at law, Subtenant shall pay to Sublandlord, on account of use and occupancy of the Sublet Premises, for each month, or portion thereof, that Subtenant continues to hold over in the Sublet Premises, a sum equal to the greater of (x) 150% of the aggregate of the Rent payable by Subtenant to Sublandlord for the month immediately preceding the expiration or earlier termination of the Sublease, (y) the aggregate amount payable by Sublandlord to Landlord for the Sublet Premises for the corresponding period, if Sublandlord is not deemed a holdover under the Prime Lease during such corresponding period, or (z) the aggregate amount payable by Sublandlord to Landlord for the Demised Premises for the corresponding period, if Sublandlord is deemed a holdover under the Prime Lease during such period, as a result of Subtenant’s failure to timely vacate the Sublet Premises upon the expiration or earlier termination of the Sublease (notwithstanding other occupants of the Demised Premises may likewise holdover).

21.2 Subtenant hereby indemnifies and holds Sublandlord harmless from, and against, any, and all, liability, including, without limitation, for any consequential damages, arising from, or in connection with, Sublandlord being deemed a holdover under the Prime Lease as a result of Subtenant’s failure to surrender the Sublet Premises in accordance with the terms of this Sublease, including, without limitation, for any claims, damages, judgments, reasonable attorney’s fees, costs, and expenses, to be incurred in connection therewith. Nothing contained in Section 21.1 shall be deemed to preclude or limit Sublandlord’s recovery from Subtenant of the maximum amount permitted under any statute, in equity, or at law, to which Sublandlord may be entitled.

The terms of this Article 21 shall survive the Expiration Date or earlier termination of the Sublease.

22. Patriot Act

22.1 Subtenant warrants and represents that (i) it is not now a Prohibited Party (as herein defined), and agrees that it will not become a Prohibited Party during the term of this Sublease, (ii) it is not participating or acting in furtherance of any transaction in violation of any law, order, rule, or regulation, that is enforced or administered by the United States Office of Foreign Assets Control (referred to as a “Prohibited Transaction”), and it will not do so during the term of this Sublease, (iii) it is not acting and will not act, directly or indirectly, for, or on behalf of, any Prohibited Party, and (iv) it has not executed this Sublease, directly or indirectly on behalf of, or instigated or facilitated this Sublease, directly or indirectly on behalf of, any Prohibited Party or in connection with any Prohibited Transaction. A “Prohibited Party” shall mean (i) any person or entity that is now, formerly, or is hereafter, listed on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of the Treasury, or any successor list maintained by an agency of the United States (each such listed person or entity being referred to as an “SDN”), (ii) any entity in which an SDN is an officer, director, shareholder, partner, member, or owner (each such entity being referred to as an “SDN Entity”), except that a corporation which is publicly traded on any nationally recognized stock exchange located in the United States shall not be deemed to be an SDN Entity (notwithstanding the fact that one or more shareholders may be an SDN), (iii) any entity that is owned or controlled by an SDN or SDN Entity, directly or indirectly, any entity that is under common control with an SDN Entity, directly or indirectly, and any entity that owns or controls an SDN Entity, directly or indirectly, and (iv) any other person, entity, or nation banned or blocked pursuant to any law, order, rule, or regulation, that is enforced or administered by the United States Office of Foreign Assets Control.

22.2 In the event that Subtenant is, or at any time hereafter becomes, a Prohibited Party, Sublandlord shall have the right to terminate this Sublease by delivering to Subtenant a written notice thereof, which termination shall be deemed to take effect as of the fifth (5th) business day following Subtenant’s receipt of such notice. In the event Sublandlord shall terminate this Sublease, as herein provided, Sublandlord shall not be precluded from exercising any additional rights or remedies permitted Sublandlord under the terms of this Sublease, in equity, or at law.

22.3 Subtenant hereby agrees to defend, indemnify, and hold Sublandlord and Landlord harmless, from, and against, any and all claims, damages, losses, and liabilities (including, without limitation, reasonable attorneys’ fees) arising from, or related to, any breach of any warranty or representation set forth in this Article 22. Furthermore, Subtenant shall reimburse Sublandlord and Landlord, upon receipt of a written demand or demands, for any costs or expenses to be incurred by such parties in the event Landlord and/or Sublandlord shall elect to provide security services to the Sublet Premises and/or any other premises in the Building, which such party or parties have determined, in their sole discretion, are necessary or prudent, in the event it shall be determined that Subtenant is a Prohibited Party; however, nothing contained herein shall be construed as requiring Sublandlord or Landlord to provide any such security services, or to conduct any independent inquiries to confirm that Subtenant is not a Prohibited

Party. The terms of this Section 22.3 shall survive the Expiration Date or earlier termination of this Sublease.

23. Parking

Sublandlord shall provide sixteen (16) on-site reserved parking stalls located in the garage of the Building for use by Subtenant. Sublandlord may, but is not required to, designate the stalls within the garage that may be used by Subtenant. Subtenant shall, upon request, provide a description of the cars and license plates of each employee of Subtenant, and Subtenant shall cause its employees to conform to all rules and regulations promulgated by Sublandlord concerning use of the parking garage from time to time. Subtenant shall defend, indemnify and hold Sublandlord harmless from all claims, loss, liability and damages arising from or connected with the use of the garage within the Building.

24. Signage

Subject to receipt of Landlord’s consent and the terms and conditions of the Prime Lease, during the term of this Sublease Subtenant shall be entitled, at its sole cost and expense, to the use of one (1) listing on the Building’s lobby directory.

25. Right of First Offer

25.1 Sublandlord hereby grants to Subtenant, so long as Subtenant is not in default under the Sublease, a right of first offer (“ROFO”) to sublet, for a term coterminous with the term of the balance of the Subleased Premises, (i) all, but not a portion, of the first (1st) floor of the Building comprising of approximately 15,000 rentable square feet and (ii) approximately 6,400 rentable square feet, located on the first floor of the Building and the fourth floor not occupied by any other party (the “ROFO Premises”), subject to the rights of Sublandlord to retain the ROFO Premises for its own use or the use of any of its Affiliates, strategic partners or joint venture partners (“Insiders”). Sublandlord shall give Subtenant notice of the availability of the ROFO Premises at such time as Sublandlord determines that it will neither use the ROFO Premises for itself nor any Insiders and Subtenant shall have five (5) days to exercise the ROFO option, by notice to Sublandlord. The ROFO notice shall contain the fair market rent for the ROFO Premises as determined by Sublandlord, in its sole discretion. If Subtenant elects not to exercise this right of first offer with respect to the ROFO Premises, or if Subtenant fails to deliver written notice of its intent to exercise this right of first offer within said five (5) days, Subtenant’s right shall be deemed to be waived and null and void and Subtenant shall have no further rights with respect to the ROFO Premises. Sublandlord may thereafter be free to rent that space to any person or entity on such terms and conditions as Sublandlord may, in its sole discretion, determine. Time shall be of the essence herein. This ROFO right is also subordinate to the right of any current or future occupant of the ROFO Premises to extend its occupancy in the ROFO Premises without regard to Subtenant’s ROFO rights hereunder.

25.2 If Subtenant elects to exercise the ROFO, Sublandlord and Subtenant shall execute an amendment to this Sublease adding the ROFO Premises to the Sublet Premises. The ROFO Premises thereby added to the Sublet Premises shall thereafter be subject to all of the terms and conditions of this Sublease, including the date of expiration. Subtenant’s proportionate share of

Operating Expenses Escalation and Real Estate Tax Escalation shall be adjusted accordingly to reflect the total number of rentable square feet in the expanded Sublet Premises. The ROFO Premises shall be accepted by Subtenant on an “as is” basis.

26. Miscellaneous

26.1 This Sublease (i) constitutes the entire understanding between the parties relating to the subject matter herein, (ii) supersedes all prior negotiations, conversations, correspondence and agreements between the parties hereto, (iii) shall inure to the benefit of the parties hereto and their respective successors and/or assigns (subject to the terms of Article 8 hereof ), (iv) shall be construed in accordance with the laws of the jurisdiction in which the Sublet Premises is located, without reference to its conflict of laws statute, (v) represents a collaborative effort between the respective attorneys for the parties hereto, and (vi) may be executed by counterpart signature pages, which executed signature pages, when taken together and appended to the remainder of this Sublease, shall constitute but one and the same instrument. The section headings used herein are for convenience purposes only, and shall have no bearing on the construction of the provisions hereof. No waiver or modification of any of the terms of this Sublease shall be deemed to be effective, unless in writing, and signed by the party against whom such waiver or modification is to be enforced.

[Signatures appear on the following page]

In Witness Whereof, the parties hereto have entered into this Sublease as of the date first above written.

McCann Erickson USA, Inc.

By:	/s/ Nicholas J. Camera
Name:	Nicholas J. Camera
Title:	Vice President

Imperium Renewables, Inc.

By:	/s/ Martin Tobias
Name:	Martin Tobias
Title:	CEO

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